EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

            TAG-IT PACIFIC, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

LOS  ANGELES--(BUSINESS  WIRE)--May 13, 2004--Tag-It  Pacific,  Inc. (AMEX:TAG -
NEWS), a full-service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for its first quarter ended March 31, 2004.

For the quarter, net sales were $10.2 million, a 29 percent decrease compared to $14.4 million for the same quarter last year. Selling expense were $772,000, a
6.9 percent decrease from $829,000 for the first quarter last year. General and Administrative expenses increased 5.9 percent to $2.86 million compared to $2.70 million for the first quarter of last year. General and Administrative expenses included a one-time charge of approximately $400,000 related to the final residual costs associated with the restructuring of the Company's operations during 2003. The Company reported a net loss of $552,030, or ($0.04) per share, compared to net income of $360,868, or $0.03 per share, for the first quarter of 2003. Exclusive of the extraordinary expense related to the restructuring and other one-time expenses, the Company's General and Administrative Expenses would have decreased 13.7 percent to $2.33 million, and the company would have reported a slight loss for the quarter.

The decrease in net sales was primarily due to a decrease in trim-related sales of approximately $6.1 million from Tag-It's Tlaxcala, Mexico, operations under the Company's Managed Trim Solution(TM) trim package program. During the fourth quarter of 2003, management implemented a plan to restructure certain business operations, including the reduction of the Company's reliance on two significant customers, which contributed 51.4 percent of the revenues for Q1 2003. These two customers contributed approximately 10% of first quarter revenues for the first quarter of 2004.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented, "The first quarter of 2004 was a period of transition for Tag-It as we experienced the effects of diversifying our customer base while successfully rolling out TrimNet(TM), our robust, proprietary Oracle-based ERP system. Our efforts were successful, in that we are no longer reliant on a single customer for the majority of our sales and we have replaced approximately $20 million in annualized revenues with multiple new customers. Our TrimNet expansion has been virtually flawless, with three customers already online, including two signed during the first quarter. Operationally, we were able to offset related decreases in sales by increasing sales under both our TekFit stretch waistband division and TrimNet solutions to new and existing customers while increasing zipper sales under our Talon brand name in Asia. In summary, we have made significant progress in diversifying our customer base, replacing revenue from a single customer with new revenue from multiple customers, and we have refocused our resources on profitable, growing areas of our business in order to strengthen our competitive position."

Highlights during the quarter included:

         o As announced separately today, Tag-It signed a contract with a large manufacturer of private-label jeans in Mexico and Central America. Tag-It will provide all of the trim needs for a single large manufacturing location, which is expected to add $6-8 million in revenues for the coming 12 months. The opportunity exists to expand its offerings to additional manufacturing facilities owned and operating by this customer, this increasing the revenue potential over time.

         o        Added  12  new   customers  in  our  Talon  Zipper   division,
                  augmenting  organic growth  opportunities in this division.

         o Since the completion of the quarter, the Company obtained a commitment from two major retailers, each with more than $5 billion in annual revenues, to implement Tag-It's TekFit product into their denim collections. Management expects to begin shipping these products by the fourth quarter of 2004, with annualized sales for these two customers representing approximately $10 million in revenues for 2005.

Tag-It's new TrimNet system is a state-of-the-art, Internet-based trim management system that includes product development, online catalogs, trim bill-of-materials and order management. TrimNet is unlike anything offered in the industry.

Mr. Dyne continued, "TrimNet allows us to seamlessly deliver enhanced global trim management support to large customers, controlling all aspects of our clients' trim supply chain. This capability has been well received, and we have added two significant customers during the second quarter. One of these customers is fully implemented, with the other going live in June. We believe the opportunity exists to expand this business to additional manufacturing facilities, improving revenue streams and allowing us to leverage our capacity across a broader base."

"We firmly believe in our business model, and are confident in near-term success. When we implement a new customer, there can be a transition period as our solutions are deployed to the new customers and this transition period can vary based on the complexity of the operation, the number of manufacturing facilities in our customer's operations and the diversity of the former suppliers our customers utilized. We have brought on several new meaningful customers, validating our business plan, but this transition period has delayed our bottom-line progress by approximately one to two quarters."

ABOUT TAG-IT PACIFIC, INC.

Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandisers. Tag-It acts as a full-service outsourced trim management department for manufacturers of fashion apparel such as Abercrombie & Fitch, Tarrant Apparel Group, Kentucky Apparel and Azteca Production International. Tag-It also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its Talon brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart, JC Penny and Tropical Sportswear, among others. In 2002, Tag-It created a new division under the TekFit brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. These products are marketed to the same customers targeted by our Managed Trim
Solution  and  Talon  zipper  divisions.

FORWARD-LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the benefits of our new TrimNet system, and the anticipated increase in revenue from new and existing customers. Factors which could cause actual results to differ materially from these forward-looking statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on

Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                         TAG-IT PACIFIC, INC.

                     Selected Balance Sheet Items
                        (all numbers in $000's)

                                              March 31,   December 31,
                                                 2004         2003
                                              ----------  ------------

Accounts Receivable                           $  21,227    $  19,253
Inventories                                   $  18,800    $  17,097
Total Current Assets                          $  51,136    $  55,726
Total Assets                                  $  63,060    $  67,770
Line of Credit                                $   4,686    $   7,096
Accounts Payable and Accrued Expenses         $   7,381    $   9,552
Total Current Liabilities                     $  14,978    $  19,260
Total Liabilities                             $  16,288    $  21,312
Convertible Redeemable preferred stock
 Series C                                     $       -    $   2,895
Total Stockholders' Equity                    $  46,772    $  43,564
Total  Liabilities and Equity                 $  63,060    $  67,770

                         TAG-IT PACIFIC, INC.
                   Consolidated Statements of Income
                (all numbers (excluding EPS) in $000's)

                                               Three Months Ended
                                                    March 31,
                                               2004           2003
                                           ------------   ------------
Net sales                                  $    10,160    $    14,359
Cost of goods sold                               7,168         10,059
                                           ------------   ------------
Gross profit                                     2,992          4,300
Selling expenses                                   772            829
General and administrative expenses              2,857          2,699
                                           ------------   ------------
Total operating expenses                         3,629          3,528
                                           ------------   ------------
(Loss) income from operations                     (637)           772
Interest expense, net                              187            321
                                           ------------   ------------
(Loss) income before income taxes                 (824)           451
(Benefit) provision for income taxes              (272)            90
                                           ------------   ------------
Net (loss) income                          $      (552)   $       361
                                           ------------   ------------
Less:  Preferred stock dividends                   (30)           (47)
                                           ------------   ------------
Net (loss) income to common shareholders   $      (582)   $       314
                                           ------------   ------------
Basic (loss) earnings per share            $     (0.04)   $      0.03
                                           ------------   ------------
Diluted (loss) earnings per share          $     (0.04)   $      0.03
                                           ------------   ------------
Weighted average number of common shares
outstanding:
Basic                                           14,922          9,423
                                           ------------   ------------
Diluted                                         14,922          9,686
                                           ------------   ------------

--------------
CONTACT:
     Tag-It Pacific, Inc.
     Jonathan Markiles, 818-444-4100
     info@tagitpacific.com
     www.haydenir.com
     or
     Investor Relations Contact:
     Hayden Communications, Inc.
     Matthew Hayden, 858-456-4533
     Fax: 843-361-0758